UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2025

GARTNER, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902 7747
(Address of Principal Executive Offices, including Zip Code)

(203) 964-0096

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0005 par value per share	IT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 8.01 below is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 8.01 below is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On November 20, 2025, Gartner, Inc. (“Gartner”) completed the public offering and issuance of $350,000,000 aggregate principal amount of its 4.950% Senior Notes due 2031 (the “2031 Notes”) and $450,000,000 aggregate principal amount of its 5.600% Senior Notes due 2035 (the “2035 Notes” and, together with the 2031 Notes, the “Notes”).

The Notes were sold pursuant to an Underwriting Agreement, dated November 13, 2025 (the “Underwriting Agreement”), between Gartner and J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and TD Securities (USA) LLC, as representatives of the underwriters named therein. The Notes were offered and sold pursuant to Gartner’s automatic shelf registration statement on Form S-3 (File No. 333-291447) and the prospectus included therein, filed with the Securities and Exchange Commission on November 12, 2025, and supplemented by the prospectus supplement dated November 13, 2025.

The 2031 Notes were issued under the Indenture, dated as of November 20, 2025 (the “Base Indenture”), between Gartner and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 20, 2025 (the “First Supplemental Indenture”), between Gartner and the Trustee. The 2035 Notes were issued under the Base Indenture, as supplemented by the Second Supplemental Indenture, dated as of November 20, 2025 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Supplemental Indentures” and the Supplemental Indentures, together with the Base Indenture, the “Indenture”), between Gartner and the Trustee.

The Notes are senior unsecured obligations of Gartner. The 2031 Notes will bear interest at a fixed rate of 4.950% per year, payable semi-annually in arrears on March 20 and September 20 of each year until their maturity on March 20, 2031. The 2035 Notes will bear interest at a fixed rate of 5.600% per year, payable semiannually in arrears on May 20 and November 20 of each year until their maturity on November 20, 2035. The Notes may be redeemed at Gartner’s option under certain circumstances, as described in the Indenture. The Indenture contains covenants that limit, among other things, Gartner’s ability to create liens, engage in sale and leaseback transactions and merge or consolidate with other entities, subject to a number of exceptions and qualifications. The Indenture also provides for events of default applicable to each series of Notes which, if any of them occur, would permit or require the principal and premium or interest, if any, on all of the then outstanding Notes of such series to be due and payable.

Gartner received approximately $794.8 million in net proceeds, after deducting underwriting discounts but before offering expenses, from the sale of the Notes. Gartner intends to use a portion of the net proceeds from the offering of the notes to repay borrowings under its revolving credit facility and to pay related fees and expenses, with remaining amounts to be used for general corporate purposes, which may include, without limitation, potential repurchases of its common stock.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain limitations contained in the Underwriting Agreement.

The foregoing description of the Underwriting Agreement, the Base Indenture and the Supplemental Indentures does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, the Base Indenture and the Supplemental Indentures (including the forms of the Notes), which are filed and incorporated by reference as Exhibits 1.1, 4.1, 4.2 and 4.3, hereto, respectively.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated as November 13, 2025, between Gartner, Inc. and J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and TD Securities (USA) LLC, as representatives of the several Underwriters named therein.

4.1	Indenture, dated as of November 20, 2025, between Gartner, Inc., as issuer, and U.S. Bank Trust Company, National Association, as trustee.

4.2	First Supplemental Indenture, dated as of November 20, 2025, between Gartner, Inc., as issuer, and U.S. Bank Trust Company, National Association, as trustee.

4.3	Second Supplemental Indenture, dated as of November 20, 2025, between Gartner, Inc., as issuer, and U.S. Bank Trust Company, National Association, as trustee.

4.4	Form of 4.950% Senior Notes due 2031 (included in Exhibit 4.2)

4.5	Form of 5.600% Senior Notes due 2035 (included in Exhibit 4.3)

5.1	Opinion of Sullivan & Cromwell LLP

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

104	Cover Page for Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

Date: November 20, 2025	By:	/s/ Craig W. Safian
Craig W. Safian Executive Vice President and Chief Financial Officer